Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Western Alliance Bancorporation of our reports, dated March 4, 2011, relating to our audits of the consolidated financial statements and internal control over financial reporting for the year ended December 31, 2010, which appears in the Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2010.

We also consent to the reference to our firm under the captions “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    McGLADREY & PULLEN, LLP

Las Vegas, Nevada

October 27, 2011

McGladrey & Pullen, LLP is an independent member firm of

RSM International, an affiliation of independent accounting

and consulting firms.